Exhibit 4.24

Dated 20 May 2003

TSAKOS ENERGY NAVIGATION LIMITED

as Borrower

- and -

DANISH SHIP FINANCE (DANMARKS SKIBSKREDITFOND)

as Lender

LOAN AGREEMENT

relating to

a US$26,000,000 loan facility to finance

a 68,000 dwt Panamax tanker under construction

at Imabari Shipbuilding Co., Ltd.

(tbn “AZTEC”)

WATSON, FARLEY & WILLIAMS

London

INDEX

Clause		Page

1	INTERPRETATION	1

2	FACILITY	11

3	DRAWDOWN	11

4	INTEREST	11

5	INTEREST PERIODS	12

6	DEFAULT INTEREST	13

7	REPAYMENT AND PREPAYMENT	14

8	CONDITIONS PRECEDENT	15

9	REPRESENTATIONS AND WARRANTIES	16

10	GENERAL UNDERTAKINGS	17

11	CORPORATE UNDERTAKINGS	20

12	INSURANCE	23

13	SHIP COVENANTS	28

14	SECURITY COVER	32

15	PAYMENTS AND CALCULATIONS	33

16	APPLICATION OF RECEIPTS	34

17	EARNINGS	35

18	EVENTS OF DEFAULT	35

19	FEES AND EXPENSES	39

20	INDEMNITIES	40

21	NO SET-OFF OR TAX DEDUCTION	41

22	ILLEGALITY, ETC	42

23	INCREASED COSTS	43

24	SET-OFF	44

25	TRANSFERS AND CHANGES IN LENDING OFFICES	44

26	VARIATIONS AND WAIVERS	45

27	NOTICES	45

28	SUPPLEMENTAL	46

29	LAW AND JURISDICTION	47

SCHEDULE 1 DRAWDOWN NOTICE		48

SCHEDULE 2 CONDITION PRECEDENT DOCUMENTS		50

SCHEDULE 3 FORM OF COMPLIANCE CERTIFICATE		52

EXECUTION PAGE		53

THIS LOAN AGREEMENT is made on 20 May 2003

BETWEEN:

(1)	TSAKOS ENERGY NAVIGATION LIMITED, as Borrower; and

(2)	DANISH SHIP FINANCE (DANMARKS SKIBSKREDITFOND), as Lender.

WHEREAS:

The Lender has agreed to make available to the Borrower a loan facility of US$26,000,000 which shall be on-lent by the Borrower to its wholly-owned Panamanian subsidiary, Sea Mayfair S.A., for the purpose of part-financing the acquisition by Sea Mayfair S.A. of one Panamax tanker of approximately 68,000 deadweight tons under construction at Imabari Shipbuilding Co., Ltd., having Builder’s Hull No. S-2162 (tbn “AZTEC”).

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Definitions. Subject to Clause 1.5, in this Agreement:

“Approved Brokers” means, together, Fearnleys AS, R.S. Platou Shipbrokers AS, P.F. Bassøe AS & Co., Simpson, Spence and Young and Braemar Shipbrokers Ltd. and, in the singular, means any one of them;

“Approved Manager” means Tsakos Energy Management Limited as commercial manager and Tsakos Shipping & Trading S.A. as technical manager or, in either case, any other company which the Lender may approve from time to time as the commercial manager or, as the case may be, the technical manager of the Ship;

“Argosy” means Argosy Insurance Company Ltd., a company incorporated in Bermuda;

“Availability Period” means the period commencing on the date of this Agreement and ending on:

(a)	1 December 2003 (or such later date as the Lender may agree with the Borrower); or

(b)	if earlier, the Drawdown Date or the date on which the Lender’s obligation to make the Loan is, cancelled or terminated;

“Balloon Instalment” has the meaning given in Clause 7.1;

“Borrower” means Tsakos Energy Navigation Limited, a limited liability company incorporated as an exempt company in Bermuda whose registered office is at Ram Re House, 2nd Floor, 46 Reid Street, Hamilton HM12, Bermuda (and includes its successors);

“Borrower’s Group” means the Borrower and each of its subsidiaries;

“Builder” means Imabari Shipbuilding Co., Ltd., a company incorporated in Japan whose principal office is at 4-52, 1-chome, Koura-Cho, Imabari City, Ehime Prefecture, Japan;

“Business Day” means a day on which banks are generally open for business in London, Copenhagen and Athens and, if on that day a payment or other dealing is due to take place under this Agreement, a day on which commercial banks are open in New York City;

“Compliance Certificate” means a certificate to be issued by the Borrower from time to time pursuant to Clause 11.7 in the form set out in Schedule 3;

“Contractual Currency” has the meaning given in Clause 20.4;

“Distribution” means the declaration or payment of any dividend of any kind (other than by way of stock or shares in the Borrower or similar instruments) or the making of any distribution (other than by way of stock or shares in the Borrower or similar instruments) on any of its stock or shares;

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Drawdown Date” means the date requested by the Borrower for the Loan to be made, or (as the context requires) the date on which the Loan is actually made;

“Drawdown Notice” means a notice in the form set out in Schedule 1 (or in any other form which the Lender approves or reasonably requires);

“Earnings” means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Owner and which arise out of the use or operation of the Ship, including (but not limited to):

(a)	all freight, hire and passage moneys, compensation payable to the Owner in the event of requisition of the Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship;

(b)	all moneys which are at any time payable under Insurances in respect of loss of earnings; and

(c)	if and whenever the Ship is employed on terms whereby any moneys falling within paragraphs (a) or (b) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Ship;

“Environmental Claim” means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident;

and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means:

(a)	any release of Environmentally Sensitive Material from the Ship; or

(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than the Ship and which involves a collision between the Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or the Ship and/or the Owner and/or any operator or manager of it is at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from the Ship and in connection with which the Ship is actually or potentially liable to be arrested and/or where the Owner and/or any operator or manager of the Ship is at fault or otherwise liable to any legal or administrative action;

“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“Event of Default” means any of the events or circumstances described in Clause 18.1;

“Finance Documents” means:

(a)	this Agreement;

(b)	the Guarantee;

(c)	the Mortgage;

(d)	the General Assignment;

(e)	the Reinsurances Assignment; and

(f)	any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower, the Owner or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lender under this Agreement or any of the documents referred to in this definition;

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)	under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor; or

(f)	under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within paragraphs (a) to (e) if the references to the debtor referred to the other person;

“Financial Year” means, in relation to the Borrower’s Group, each period of 1 year commencing on 1 January in respect of which its audited accounts are or ought to be prepared;

“General Assignment” means, a general assignment of the Earnings, the Insurances and any Requisition Compensation of the Ship executed or to be executed by the Owner in favour of the Lender in such form as the Lender may approve or require;

“Guarantee” means a guarantee by the Owner of the Borrower’s liabilities under this Agreement and the other Finance Documents executed or to be executed by the Owner in favour of the Lender in such form as the Lender may approve or require;

“Insurances” means:

(a)	all policies and contracts of insurance, including entries of the Ship in any protection and indemnity or war risks association, which are effected in respect of the Ship, its Earnings or otherwise in relation to it; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;

“Interest Period” means a period determined in accordance with Clause 4;

“ISM Code” means, in relation to its application to the Approved Manager, the Owner, the Ship and its operation:

(a)	‘The International Management Code for the Safe Operation of Ships and for Pollution Prevention’, currently known or referred to as the ‘ISM Code’, adopted by the Assembly of the International Maritime Organisation by Resolution A.741(18) on 4 November 1993 and incorporated on 19 May 1994 into chapter IX of the International Convention for the Safety of Life at Sea 1974 (SOLAS 1974); and

(b)	all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including without limitation, the ‘Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations’ produced by the International Maritime Organisation pursuant to Resolution A.788(19) adopted on 25 November 1995, as the same may be amended, supplemented or replaced from time to time;

“ISM Code Documentation” includes:

(a)	the document of compliance (DOC) and safety management certificate (SMC) issued pursuant to the ISM Code in relation to the Ship within the periods specified by the ISM Code; and

(b)	all other documents and data which are relevant to the ISM SMS and its implementation and verification which the Lender may require; and

(c)	any other documents which are prepared or which are otherwise relevant to establish and maintain the Ship’s compliance or the compliance of the Owner with the ISM Code which the Lender may require;

“ISM SMS” means, the safety management system for the Ship which is required to be developed, implemented and maintained by the Owner under the ISM Code;

“Lender” means Danish Ship Finance (Danmarks Skibskreditfond), acting through its office at Sankt Annæ Plads 3, DK-1250 Copenhagen K., Denmark (or through another branch notified to the Borrower pursuant to Clause 25.6) or its successor or assign;

“LIBOR” means, for an Interest Period, the rate per annum (rounded up to the nearest  1/16th of 1 per cent. in the sole discretion of the Lender) equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, the relevant Interest Period which appears on Telerate Page 3750 at or about 11.00 a.m. (London time) on the Quotation Date for that Interest Period (and, for the purposes of this Agreement, “Telerate Page 3750” means the display designated as “Page 3750” on the Telerate Service or such other page as may replace Page 3750 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying the British Bankers’ Association Interest Settlement Rates for Dollars);

“Loan” means, at any time prior to the Drawdown Date, the amount of $26,000,000 and at all times thereafter the principal amount for the time being outstanding under this Agreement;

“Major Casualty” means, any casualty to the Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $500,000 or the equivalent in any other currency;

“Manager’s Undertaking” means a letter of undertaking executed or to be executed by the Approved Manager in the terms required by the Lender agreeing certain matters in relation to the management of the Ship and subordinating the rights of the Approved Manager against the Ship and the Owner (to the extent they exceed $200,000 in aggregate) to the rights of the Lender under the Finance Documents;

“Management Agreement” means the management agreement relating to the commercial and technical management of the Ship by the Approved Manager (and shall include all sub-agreements, supplements and addenda thereto and any accession agreement issued thereunder);

“Margin” means 0.975 per cent per annum;

“Mortgage” means a first preferred Greek mortgage on the Ship executed or to be executed by the Owner in favour of the Lender, in such form as the Lender may approve or require;

“Negotiation Period” has the meaning given in Clause 4.6;

“Net Income” means in relation to each Financial Year of the Borrower the aggregate income of the Borrower’s Group appearing in the annual audited financial statements of the Borrower’s Group for such Financial Year less the aggregate of:

(a)	the amounts incurred by the Borrower’s Group during such Financial Year as expenses of their business (including, without limitation, vessel and voyage expenses, commissions, vessel running expenses (including, but not limited to voyage, operating, repair, insurance, victualling and other related expenses), management fees, Board of Directors fees and general and administration expenses);

(b)	depreciation, amortisation and interest expense;

(c)	taxes; and

(d)	other items charged to the Borrower’s consolidated profit and loss account for the relevant Financial Year;

“Owner” means Sea Mayfair S.A., a company incorporated in the Republic of Panama whose registered office is at Calle 53, Urbanizacion Obarrio Torre Swiss Bank, Piso 16, Panama City, Panama;

“Payment Currency” has the meaning given in Clause 20.4;

“Pertinent Jurisdiction”, in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company’s central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)	a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)	a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c) above;

“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Lender and/or the satisfaction of any other condition, would constitute an Event of Default;

“Quotation Date” means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under any provision of a Finance Document), the day on which quotations would ordinarily be given by leading banks in the London Interbank Market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that Interest Period or other period;

“Reinsurances Assignment” means an assignment of the policies and contracts of reinsurances entered into by Argosy with certain underwriters and insurance companies relating to cover for the Ship, to be executed by Argosy in favour of the Lender in such form as the Lender may approve or require;

“Relevant Person” has the meaning given in Clause 18.7;

“Repayment Date” means a date on which a repayment is required to be made under Clause 7;

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Secured Liabilities” means all liabilities which the Borrower, the Owner, the other Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or by virtue of the Finance Documents or any judgement relating to the Finance Documents; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Security Interest” means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the rights of the plaintiff under an action in rem in which the vessel concerned has been arrested or a writ has been issued or similar step taken; and

(c)	any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A;

but this definition does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Security Party” means the Owner and any other person (except the Lender) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of “Finance Documents”;

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Lender notifies the Borrower and the Security Parties that:

(a)	all amounts which have become due for payment by the Borrower or any Security Party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)	neither the Borrower nor any Security Party has any future or contingent liability under Clause 19, 20 or 21 or any other provision of this Agreement or another Finance Document; and

(d)	the Lender does not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

“Ship” means the Panamax tanker of approximately 68,000 deadweight tons to be constructed by the Builder and to be purchased by the Owner under the Shipbuilding

Contract, which is designated Imabari Hull No. S-2162 and upon delivery is to be named “AZTEC”;

“Shipbuilding Contract” means the contract dated 28 September 2001 entered into between the Builder and the Owner in respect of the design, construction and sale of the Ship and shall include any schedules and exhibits thereto;

“Total Loss” means:

(a)	actual, constructive, compromised, agreed or arranged total loss of the Ship;

(b)	any expropriation, confiscation, requisition or acquisition of the Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority, excluding a requisition for hire for a fixed period not exceeding one year without any right to an extension;

(c)	any condemnation of the Ship by any tribunal or by any person or person claiming to be a tribunal; and

(d)	any arrest, capture, seizure or detention of the Ship (including any hijacking or theft) unless she is within 30 days redelivered to the full control of the Owner;

“Total Loss Date” means:

(a)	in the case of an actual loss of the Ship, the date on which it occurred or, if that is unknown, the date when the Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Ship, the earliest of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Owner with the Ship’s insurers in which the insurers agree to treat the Ship as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Lender that the event constituting the total loss occurred; and

“USGAAP” means generally accepted accounting principles as from time to time in effect in the United States of America.

1.2	Construction of certain terms. In this Agreement:

“approved” means, for the purposes of Clause 12, approved in writing by the Lender;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter, fax or telex;

“excess risks” means (i) the proportion of claims for general average, salvage and salvage charges which are not recoverable as a result of the value at which the Ship is assessed for the purpose of such claims exceeding its hull and machinery insured value and (ii) collision liabilities not recoverable in full under the applicable hull and machinery insurance by reason of such liabilities exceeding such proportion of the insured value of the Ship as is covered thereunder;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law” includes any form of delegated legislation, any order or decree, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 1.3;

“obligatory insurances” means, all insurances effected, or which the Owner is obliged to effect, under Clause 12 or any other provision of this Agreement or another Finance Document;

“parent company” has the meaning given in Clause 1.4;

“person” includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association managed in London, including, but not limited to, pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation therein of Clause 1 of the Institute Time Clauses (Hulls)(1/10/83) or Clause 8 of the Institute Time Clauses (Hulls)(1/11/1995) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

“regulation” includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

“subsidiary” has the meaning given in Clause 1.4;

“successor” includes any person who is entitled (by assignment, novation, merger or otherwise) to any other person’s rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganisation of it or any other person;

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

“war risks” includes all risks referred to in the Institute Time Clauses (Hulls) (1/10/83) and (1/11/95) including, but not limited to, the risk of mines, blocking and trapping, missing vessel, confiscation and all risks excluded by Clause 23 of the Institute Time Clauses (Hulls) (1/10/83) or Clause 24 of the Institute Time Clauses (Hulls) (1/11/1995).

1.3	Meaning of “month”. A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)	on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)	on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day;

and “month” and “monthly” shall be construed accordingly.

1.4	Meaning of “subsidiary”. A company (S) is a subsidiary of another company (P) if:

(a)	a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or

(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S; or

(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P;

and any company of which S is a subsidiary is a parent company of S.

1.5	General Interpretation.

(a)	In this Agreement:

(i)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(ii)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(iii)	words denoting the singular number shall include the plural and vice versa; and

(iv)	where a determination or opinion is stated to be “conclusive” it shall be binding on the relevant party save for manifest error;

(b)	Clauses 1.1 to 1.4 and paragraph (a) of this Clause 1.5 apply unless the contrary intention appears.

(c)	The clause headings shall not affect the interpretation of this Agreement.

2	FACILITY

2.1	Amount of facility. Subject to the other provisions of this Agreement, the Lender shall make a loan facility of $26,000,000 available to the Borrower.

2.2	Purpose of Loan. The Borrower undertakes with the Lender to use the Loan only for the purpose stated in the Recital to this Agreement.

3	DRAWDOWN

3.1	Request for advance of Loan. Subject to the following conditions, the Borrower may request the Loan to be made by ensuring that the Lender receives a completed Drawdown Notice not later than 11.00 a.m. (Copenhagen time) 3 Business Days prior to the intended Drawdown Date.

3.2	Availability. The conditions referred to in Clause 3.1 are that:

(a)	a Drawdown Date has to be a Business Day during the Availability Period; and

(b)	the Loan shall be made available in a single amount and any amount undrawn of the loan facility at that time shall be cancelled and may not be borrowed by the Borrower at a later date.

3.3	Drawdown Notice irrevocable. A Drawdown Notice must be signed by a duly authorised person on behalf of the Borrower; and once served, a Drawdown Notice cannot be revoked without the prior consent of the Lender.

3.4	Disbursement of Loan. Subject to the provisions of this Agreement and to the Lender’s acknowledgement and acceptance of the duly completed Drawdown Notice, the Lender shall, on the Drawdown Date, make the Loan to the Borrower and that payment to the Borrower shall be made to the account specified by the Borrower in the Drawdown Notice.

3.5	Disbursement of Loan to third party. The payment by the Lender under Clause 3.4 to the Builder shall constitute the making of the Loan and the Borrower shall at that time become indebted, as principal and direct obligor, to the Lender in an amount equal to the Loan.

4	INTEREST

4.1	Payment of normal interest. Subject to the provisions of this Agreement, interest on the Loan in respect of each Interest Period shall be paid by the Borrower on the last day of that Interest Period.

4.2	Normal rate of interest. Subject to the provisions of this Agreement, the rate of interest on the Loan in respect of an Interest Period shall be the aggregate of the Margin and LIBOR for that Interest Period.

4.3	Payment of accrued interest. In the case of an Interest Period longer than 6 months, accrued interest shall be paid every 6 months during that Interest Period and on the last day of that Interest Period.

4.4	Market disruption. The Lender shall promptly notify the Borrower if no rate is quoted on Telerate Page 3750 or if for any reason the Lender is unable to obtain Dollars in the London Interbank Market in order to fund the Loan (or any part of it) during any Interest Period, stating the circumstances which have caused such notice to be given.

4.5	Suspension of drawdown. If the Lender’s notice under Clause 4.4 is served on the Borrower before the Loan is made, the Lender’s obligation to make the Loan shall be suspended while the circumstances referred to in the Lender’s notice continue.

4.6	Negotiation of alternative rate of interest. If the Lender’s notice under Clause 4.4 is served on the Borrower after the Loan is made, the Borrower and the Lender shall use reasonable endeavours to agree, within the 30 days after the date on which the Lender serves its notice under Clause 4.4 (the “Negotiation Period”), an alternative interest rate or (as the case may be) an alternative basis for the Lender to fund or continue to fund the Loan during the Interest Period concerned.

4.7	Application of agreed alternative rate of interest. Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

4.8	Alternative rate of interest in absence of agreement. If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Lender shall set an interest period and interest rate representing the cost of funding of the Lender in Dollars, or in any available currency, of the Loan plus the Margin; and the procedure provided for by this Clause 4.8 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Lender.

4.9	Notice of prepayment. If the Borrower does not agree with an interest rate set by the Lender under Clause 4.8, the Borrower may give the Lender not less than 15 Business Days’ notice of its intention to prepay.

4.10	Prepayment. A notice under Clause 4.9 shall be irrevocable and on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Loan together with accrued interest thereon at the applicable rate plus the Margin and, if the prepayment or repayment is not made on the last day of the interest period set by the Lender, any sums payable under Clause 20.1(b).

4.11	Application of prepayment. The provisions of Clause 7 shall apply in relation to the prepayment.

5	INTEREST PERIODS

5.1	Commencement of Interest Periods. The first Interest Period shall commence on the Drawdown Date and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

5.2	Duration of normal Interest Periods. Subject to Clauses 5.3 and 5.4, each Interest Period shall be:

(a)	1, 3, 6 or 12 months as notified by the Borrower to the Lender not later than 11.00 a.m. (Copenhagen time) 3 Business Days before the commencement of the Interest Period; or

(b)	6 months, if the Borrower fails to notify the Lender by the time specified in paragraph (a) above; or

(c)	such other period as the Lender may agree with the Borrower,

Provided that no more than 3 1-month Interest Periods will be available to the Borrower in any 12 month period (with the first such period commencing on the Drawdown Date and each subsequent period commencing on each anniversary thereof).

5.3	Duration of Interest Periods for repayment instalments. In respect of an amount due to be repaid under Clause 7 on a particular Repayment Date, an Interest Period shall end on that Repayment Date.

5.4	Non-availability of matching deposits for Interest Period selected. If, after the Borrower has selected and the Lender has agreed an Interest Period longer than 6 months, the Lender notifies the Borrower by 11:00am (Copenhagen time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of 6 months.

6	DEFAULT INTEREST

6.1	Payment of default interest on overdue amounts. The Borrower shall pay interest in accordance with the following provisions of this Clause 6 on any amount payable by the Borrower under any Finance Document which the Lender does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 18.4, the date on which it became immediately due and payable.

6.2	Default rate of interest. Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Lender to be 2 per cent above:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at paragraphs (a) and (b) of Clause 6.3; or

(b)	in the case of any other overdue amount, the rate set out at paragraph (b) of Clause 6.3.

6.3	Calculation of default rate of interest. The rates referred to in Clause 6.2 are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period applicable to it); and

(b)	the Margin plus, in respect of successive periods of any duration (including at call) up to 3 months which the Lender may select from time to time:

(i)	LIBOR; or

(ii)	if the Lender determines that Dollar deposits for any such period are not being made available to it by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Lender by reference to the cost of funds to it from such other sources as the Lender may from time to time determine.

6.4	Notification of interest periods and default rates. The Lender shall promptly notify the Borrower of each interest rate determined by it under Clause 6.3 and of each period selected by it for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Lender’s notification.

6.5	Payment of accrued default interest. Subject to the other provisions of this Agreement, any interest due under this Clause 6 shall be paid on the last day of the period by reference to which it was determined.

6.6	Compounding of default interest. Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

7	REPAYMENT AND PREPAYMENT

7.1	Amount of repayment instalments. The Borrower shall repay the Loan by:

(a)	20 consecutive 6-monthly instalments in the amount of $812,500 each; and

(b)	together with the twentieth such instalment, a balloon instalment in the amount of $9,750,000 (the “Balloon Instalment”).

7.2	Repayment Dates. The first repayment instalment shall be repaid on the date falling 6 months after the Drawdown Date, each subsequent repayment instalment shall be repaid at 6-monthly intervals thereafter and the last repayment instalment together with the Balloon Instalment shall be repaid on the earlier of (i) the date falling on the tenth anniversary of the Drawdown Date and (ii) 1 December 2013.

7.3	Final Repayment Date. On the final Repayment Date, the Borrower shall additionally pay to the Lender all other sums (if any) then accrued or owing under any Finance Document.

7.4	Voluntary prepayment. Subject to the following conditions, the Borrower may prepay the whole or any part of the Loan on the last day of an Interest Period.

7.5	Conditions for voluntary prepayment. The conditions referred to in Clause 7.4 are that:

(a)	a partial prepayment shall be $250,000 or a multiple of $250,000;

(b)	the Lender has received from the Borrower at least 15 days’ prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made;

(c)	the Borrower has provided evidence satisfactory to the Lender that any consent required by the Borrower or any Security Party in connection with the prepayment has been obtained and remains in force and that any regulation relevant to this Agreement which affects the Borrower or any Security Party has been complied with.

7.6	Effect of notice of prepayment. A prepayment notice may not be withdrawn or amended without the consent of the Lender and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

7.7	Mandatory prepayment. The Borrower shall be obliged to prepay the whole of the Loan if the Ship is sold or becomes a Total Loss:

(a)	in the case of a sale, on or before the date on which the sale is completed by delivery of the Ship to the buyer; or

(b)	in the case of a Total Loss, on the earlier of the date falling 100 days after the Total Loss Date and the date of receipt by the Lender of the proceeds of insurance relating to such Total Loss.

7.8	Application of partial prepayment. Each partial prepayment shall be applied firstly against the Balloon Instalment and thereafter against the repayment instalments specified in Clause 7.1(a) in inverse order of maturity.

7.9	Amounts payable on prepayment. A prepayment shall be made together with accrued interest (and any other amount payable under Clause 20 or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an applicable Interest Period, together with any sums payable under Clause 20.1(b) but without premium or penalty.

7.10	No reborrowing. No amount prepaid may be reborrowed.

8	CONDITIONS PRECEDENT

8.1	Documents, fees and no default. The Lender’s obligation to make the Loan is subject to the following conditions precedent:

(a)	that, on or before the service of the Drawdown Notice, the Lender receives the documents described in Part A of Schedule 2 in form and substance satisfactory to it and its lawyers;

(b)	that, on the Drawdown Date but prior to the advance of the Loan, the Lender receives the documents described in Part B of Schedule 2 in form and substance satisfactory to it and its lawyers;

(c)	that, on or prior to the Drawdown Date, the Lender has received payment in full of the arrangement fee referred to in Clause 19.1(a) and any accrued commitment fee referred to in Clause 19.1(b);

(d)	that both at the date of the Drawdown Notice and at the Drawdown Date:

(i)	no Event of Default or Potential Event of Default has occurred and is continuing or would result from the borrowing of the Loan;

(ii)	the representations and warranties in Clause 9 and those of the Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing; and

(iii)	none of the circumstances contemplated by Clause 4.4 has occurred and is continuing;

(e)	that, if the ratio set out in Clause 14.1 were applied immediately following the making of the Loan, the Borrower would not be obliged to provide additional security or prepay part of the Loan under that Clause; and

(f)	that the Lender has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Lender may request by notice to the Borrower prior to the Drawdown Date.

8.2	Waiver of conditions precedent. If the Lender, at its discretion, permits the Loan to be borrowed before certain of the conditions referred to in Clause 8.1 are satisfied, the Borrower shall ensure that those conditions are satisfied within 5 Business Days after the Drawdown Date (or such longer period as the Lender specifies).

9	REPRESENTATIONS AND WARRANTIES

9.1	General. The Borrower represents and warrants (which representations and warranties shall survive the execution of this Agreement and shall be deemed repeated throughout the Security Period on the last day of each Interest Period with respect to the facts and circumstances then existing) to the Lender as follows.

9.2	Status. The Borrower is duly incorporated and validly existing and in good standing under the laws of Bermuda.

9.3	Share capital and ownership. The Borrower has an authorised share capital of $40,000,000 divided into 40,000,000 shares of $1 each, 16,978,857 of such shares have been issued each fully paid.

9.4	Corporate power. The Borrower (or, in the case of paragraph (a), the Owner) has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to own and register the Ship in its name on the Greek flag;

(b)	to execute the Finance Documents to which the Borrower is a party; and

(c)	to borrow under this Agreement, and to make all the payments contemplated by, and to comply with, those Finance Documents to which the Borrower is a party.

9.5	Consents in force. All the consents referred to in Clause 9.4 remain in force and nothing has occurred which makes any of them liable to revocation.

9.6	Legal validity; effective Security Interests. The Finance Documents to which the Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute the Borrower’s legal, valid and binding obligations enforceable against the Borrower in accordance with their respective terms; and

(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate;

subject to any relevant insolvency laws affecting creditors’ rights generally.

9.7	No third party Security Interests. Without limiting the generality of Clause 9.6, at the time of the execution and delivery of each Finance Document:

(a)	the Borrower will have the right to create all Security Interests which that Finance Document purports to create; and

(b)	no third party will have any Security Interest or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

9.8	No conflicts. The execution by the Borrower of each Finance Document to which it is a party, and the borrowing by the Borrower of the Loan, and its compliance with each Finance Document to which it is a party, will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of the Borrower; or

(c)	any contractual or other obligation or restriction which is binding on the Borrower or any of its assets.

9.9	No withholding taxes. All payments which the Borrower is liable to make under the Finance Documents to which it is a party may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

9.10	No default. No Event of Default or Potential Event of Default has occurred and is continuing.

9.11	Information. All information which has been provided in writing by or on behalf of the Borrower or any Security Party to the Lender in connection with any Finance Document satisfied the requirements of Clause 10.5.

9.12	No litigation. No legal or administrative action involving the Borrower has been commenced or taken or, to the Borrower’s knowledge, is likely to be commenced or taken which, in either case, would be likely to have a material adverse effect on the Borrower’s financial position or profitability.

9.13	Compliance with certain undertakings. At the date of this Agreement, the Borrower is in compliance with Clauses 10.2, 10.4, 10.9 and 10.13.

9.14	Taxes paid. The Borrower has paid all taxes applicable to, or imposed on or in relation to, the Borrower and its business.

9.15	Validity and completeness of Shipbuilding Contract. The copy of the Shipbuilding Contract delivered to the Lender before the date of this Agreement is a true and complete copy and:

(a)	the Shipbuilding Contract constitutes valid, binding and enforceable obligations of the Builder and the Owner in accordance with its terms subject to any relevant insolvency laws affecting creditors’ rights generally; and

(b)	no amendments or additions to the Shipbuilding Contract have been agreed (other than those notified to the Lender prior to the date of this Agreement) nor has the Owner or the Builder waived any of their respective rights under the Shipbuilding Contract.

9.16	ISM Code compliance. All requirements of the ISM Code as they relate to the Borrower, the Approved Manager and the Ship have been, or will, on or prior to the date on which the Ship is delivered to the Owner, be complied with.

10	GENERAL UNDERTAKINGS

10.1	General. The Borrower undertakes with the Lender to comply with the following provisions of this Clause 10 at all times during the Security Period except as the Lender may otherwise permit (such permission not to be unreasonably withheld or delayed in the case of Clause 10.3).

10.2	Title; negative pledge and pari passu ranking. The Borrower will:

(a)	hold the legal title to, and own the entire beneficial interest in, the Owner, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents;

(b)	not create or permit to arise any Security Interest over any other asset, present or future other than in the normal course of its business of acquiring, financing and operating vessels; and

(c)	procure that its liabilities under the Finance Documents to which it is a party do and will rank at least pari passu with all its other present and future unsecured liabilities, except for liabilities which are mandatorily preferred by law.

10.3	No disposal of assets. Without prejudice to the provisions of Clause 11.8, the Borrower will not transfer, lease or otherwise dispose of:

(a)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or

(b)	any debt payable to it or any other right (present, future or contingent) to receive a payment, including any right to damages or compensation.

For the purposes of this Clause 10.3, a disposal, transfer or lease of assets shall not be considered to be substantial if as a result of such disposal, transfer or lease (i) the Market Value Adjusted Total Assets (as that term is defined in Clause 11.6) of the Borrower’s Group is reduced by less than 33.33 per cent. and (ii) no Event of Default or Potential Event of Default shall occur as a result of such disposal, transfer or lease.

10.4	No other liabilities or obligations to be incurred. The Borrower will not, and will procure that the Owner will not, incur any liability or obligation except liabilities and obligations:

(a)	under the Finance Documents to which each is a party;

(b)	under the Shipbuilding Contract;

(c)	incurred in the normal course of its business of operating vessels (in the case of the Borrower) or the Ship (in the case of the Owner);

(d)	in the case of the Borrower, incurred in the normal course of its business of acquiring and financing vessels; and

(e)	which, in the case of the Owner, result in the Owner incurring Financial Indebtedness which in aggregate exceeds $1,000,000 at any time (excluding any Financial Indebtedness incurred by the Owner under the Finance Documents and to trade creditors in the normal course of the Owner’s business of operating the Ship).

10.5	Information provided to be accurate. All financial and other information which is provided in writing by or on behalf of the Borrower under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

10.6	Provision of financial statements. The Borrower will send to the Lender:

(a)	as soon as possible, but in no event later than 6 months after the end of each Financial Year of the Borrower, the audited consolidated accounts and detailed income statements in a form acceptable to the Lender of the Borrower’s Group; and

(b)	as soon as possible, but in no event later than 2 months after the end of each quarterly period in each Financial Year of the Borrower, unaudited consolidated accounts of the Borrower’s Group certified as to their correctness by an officer of the Borrower.

10.7	Form of financial statements. All accounts (audited and unaudited) delivered under Clause 10.6 will:

(a)	be prepared in accordance with all applicable laws and USGAAP consistently applied;

(b)	give a true and fair view of the state of affairs of the Borrower’s Group at the date of those accounts and of its profit for the period to which those accounts relate; and

(c)	fully disclose or provide for all significant liabilities of the Borrower’s Group.

10.8	Creditor notices. The Borrower will send the Lender, at the same time as they are despatched, copies of all communications which are despatched to all of the Borrower’s creditors or to the whole of any class of them.

10.9	Consents. The Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Lender of, all consents required:

(a)	for the Borrower to perform its obligations under any Finance Document to which it is a party;

(b)	for the validity or enforceability of any Finance Document to which it is a party; and

(c)	for the Owner to continue to own and operate the Ship;

and the Borrower will comply (or procure compliance) with the terms of all such consents.

10.10	Maintenance of Security Interests. The Borrower will:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)	without limiting the generality of paragraph (a) at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions or such other jurisdiction which the Lender may reasonably require, pay any stamp, registration or similar tax in any such country in respect of any Finance Document, give any notice or take any other step which is or has or may become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

10.11	Notification of litigation. The Borrower will provide the Lender with details of any legal or administrative action involving the Borrower, any Security Party, the Approved Manager, the Ship, the Earnings or the Insurances as soon as such action is instituted or it becomes apparent to the Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

10.12	No amendment to Shipbuilding Contract. The Borrower will ensure that the Owner shall not agree to any amendment or supplement to, or waive or fail to enforce, the Shipbuilding Contract or any of its provisions.

10.13	Principal place of business. The Borrower will maintain its place of business, and keep its corporate documents and records, at the address stated in Clause 27.2(a); and the Borrower will not establish, or do anything as a result of which it would be deemed to have, a place of business in any other country.

10.14	Confirmation of no default. The Borrower will, within 2 Business Days after service by the Lender of a written request, serve on the Lender a notice which is signed by an authorised officer of the Borrower and which:

(a)	states that no Event of Default or Potential Event of Default has occurred; or

(b)	states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.

10.15	Notification of default. The Borrower will notify the Lender as soon as it becomes aware of:

(a)	the occurrence of an Event of Default or a Potential Event of Default; or

(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred;

and will thereafter keep the Lender fully up-to-date with all developments.

10.16	Provision of further information. The Borrower will, as soon as practicable after receiving the request, provide the Lender with any additional financial or other information relating:

(a)	to the Borrower, the Owner, the Approved Manager, the Ship, the Earnings or the Insurances; or

(b)	to any other matter relevant to, or to any provision of, a Finance Document or the Shipbuilding Contract;

which may be requested by the Lender at any time.

10.17	Provision of translation of documents. If the Lender so requires in respect of any of the documents referred to above, the Borrower will provide a certified English translation prepared by a translator approved by the Lender.

10.18	Charter Assignment. The Borrower shall ensure that if the Owner enters into a bareboat charter in respect of the Ship or a time charter which is of 24 or more months in duration, or is capable of exceeding 24 months in duration (which, in each case, may only be entered into with the prior consent of the Lender pursuant to Clause 13.13), the Owner shall, at the request of the Lender, execute in favour of the Lender a first priority assignment of such charter in such form and on such terms as the Lender may require, and shall deliver to the Lender such other documents equivalent to those referred to at paragraphs 3, 4 and 5 of Part A of Schedule 2 hereof.

11	CORPORATE UNDERTAKINGS

11.1	General. The Borrower also undertakes with the Lender to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Lender may otherwise permit.

11.2	Maintenance of status. The Borrower will maintain its separate corporate existence and remain in good standing under the laws of Bermuda.

11.3	Negative undertakings. The Borrower will not:

(a)	change the nature of its business; or

(b)	pay any dividend or make any other form of distribution or effect any form of redemption or return of share capital other than a dividend permitted under Clause 11.3(e); or

(c)	provide any form of credit or financial assistance to:

(i)	a person who is directly or indirectly interested in the Borrower’s share or loan capital; or

(ii)	any company in or with which such a person is directly or indirectly interested or connected;

or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to the Borrower than those which it could obtain in a bargain made at arms’ length Provided that this shall not prevent or restrict the Borrower from on-lending the Loan to the Owner; or

(d)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation; or

(e)	declare or pay any Distribution save and except for the payment of dividends in respect of any Financial Year of the Borrower in an amount:

(i)	other than as provided in sub-paragraph (ii) below, not exceeding 50 per cent. of its Net Income for such Financial Year; or

(ii)	which, when aggregated with all dividends declared and/or paid by the Borrower after 1 January 1998, does not exceed 50 per cent. of its accumulated Net Income from 1 January 1998 up to the most recent date as at which any consolidated accounts of the Borrower’s Group have been delivered or were required to be delivered under this Agreement,

Provided that (A) the payment of any dividend pursuant to this Clause 11.3(e) may only be effected if at the relevant time no Event of Default has occurred and is continuing and (B) subject to paragraph (A), no such restriction shall apply in respect of dividends declared or paid by the Borrower in the form of ordinary shares or stock in the Borrower or similar instruments.

11.4	Subordination of rights of Borrower. All rights which the Borrower at any time has (whether in respect of the on-lending of the Loan or any other transaction) against the Owner or its assets shall be fully subordinated to the rights of the Lender under the Finance Documents; and in particular, the Borrower shall not during the Security Period:

(a)	claim, or in a bankruptcy of the Owner prove for, any amount payable to the Borrower by the Owner, whether in respect of the on-lending of the Loan or any other transaction;

(b)	take or enforce any Security Interest for any such amount; or

(c)	claim to set-off any such amount against any amount payable by the Borrower to the Owner.

11.5	Financial Covenants. The Borrower shall ensure that:

(a)	the ratio of Total Liabilities to Market Value Adjusted Total Assets of the Borrower’s Group shall not exceed 0.70; and

(b)	Liquid Assets of the Borrower’s Group shall be not less than the higher of:

(i)	$15,000,000; and

(ii)	Six Months’ Debt Service.

11.6	Particular definitions. For the purposes of Clause 11.5, the following expressions shall have the following meanings:

“Balloon Payments” means the amount of any principal instalment of any loan comprised within Financial Indebtedness of the Borrower’s Group which is payable at final maturity to the extent of the excess of such instalment over the highest amount of any other principal instalment of such loan;

“Liquid Assets” means the aggregate of:

(a)	the amount of credit balances on any deposit or current account with a prime international bank (excluding retention moneys required to be maintained by lending institutions);

(b)	the market value of transferable certificates of deposit in a freely convertible currency issued by a prime international bank; and

(c)	the market value of equity securities (if and to the extent that the Lender is satisfied that such equity securities are readily saleable for cash and that there is a ready market therefor) and investment grade debt securities which are publicly traded on a major stock exchange or investment market (valued at market value as at any applicable date of determination);

in each case owned free of any Security Interest (other than a Security Interest in favour of the Lender) by the Borrower or any of its subsidiaries where:

(A)	the market value of any asset specified in paragraph (b) and (c) shall be the bid price quoted for it on the relevant calculation date by the Lender: and

(B)	the amount or value of any asset denominated in a currency other than Dollars shall be converted into Dollars using the Lender’s spot rate for the purchase of Dollars with that currency on the relevant calculation date.

“Market Value Adjusted Total Assets” means total assets (excluding cash and cash equivalents) as shown in the latest relevant financial statements of the Borrower’s Group delivered in accordance with Clause 10.6 adjusted to reflect the market value of all vessels owned by the Borrower and its wholly owned subsidiaries, as determined by valuations in accordance with Clause 14.4 (with the reference to “an Approved Broker appointed by the Lender” in Clause 14.4(b) being read and construed instead as “a reputable international sale and purchase shipbroker” for the purposes of this definition);

“Six Months’ Debt Service” means the amount of principal and interest in respect of Financial Indebtedness of the Borrower’s Group payable during the consecutive 6 month period immediately following any applicable date of determination of Liquid Assets but shall not include Balloon Payments and, for the purposes of this definition, interest for such 6 month period shall be assumed to be at the floating rate for Dollars as at any applicable dates of determination; and

“Total Liabilities” means total liabilities less total shareholders’ equity and cash and cash equivalents as shown in the latest relevant financial statements of the Borrower’s Group delivered in accordance with Clause 10.6.

11.7	Compliance Check. Compliance with the undertakings contained in Clause 11.5 shall be determined by reference to the financial statements of the Borrower’s Group for each semi-annual period of each Financial Year of the Borrower. The Borrower shall deliver to the Lender, by no later than 90 days after the end of each semi-annual period of each Financial Year of the Borrower’s Group, a Compliance Certificate signed by the chief financial officer of the Borrower.

11.8	Ownership of the Owner. The Borrower shall remain the legal holder and direct beneficial owner of the entire issued and allotted share capital of the Owner free from any Security Interest.

12	INSURANCE

12.1	General. The Borrower also undertakes with the Lender to procure that the Owner will comply with the following provisions of this Clause 12 at all times during the Security Period except as the Lender may otherwise permit (such permission not to be unreasonably withheld in the case of Clauses 12.12 and 12.13).

12.2	Maintenance of obligatory insurances. The Borrower shall procure that the Owner shall keep the Ship insured at the expense of the Owner against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);

(b)	war risks (including hull and blocking and trapping risks and protection and indemnity risks);

(c)	protection and indemnity risks;

(d)	any other risks against which the Lender considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Lender be reasonable for the Owner to insure and which are specified by the Lender by notice to the Owner (having first consulted with the Owner),

Provided that if, and for so long as the Ship may be laid up or deactivated (which shall be subject to the Lender having given its prior written consent pursuant to Clause 13.13(f)), the Borrower or (as the case may be) the Owner may take out port risk insurance in respect of the Ship in the place of hull and machinery cover.

12.3	Terms of obligatory insurances. The Borrower shall procure that the Owner shall effect such insurances:

(a)	in Dollars;

(b)	in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis being at least the greater of (i) the market value of the Ship (determined on the basis set out in Clause 14.4) and (ii) 120 per cent. of the aggregate of the Loan, any interest which has accrued on the Loan at the relevant time and any amount which would be payable under Clause 20.1(b) if, at the relevant time, the Borrower was required to prepay the Loan with immediate effect;

(c)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and the international marine insurance market (currently $1,000,000,000);

(d)	in relation to protection and indemnity risks in respect of the full tonnage of the Ship;

(e)	on approved terms; and

(f)	through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations or with approved insurance underwriters.

12.4	Further protections for the Lender. In addition to the terms set out in Clause 12.3, the Borrower shall procure that the obligatory insurances shall:

(a)	(except in relation to risks referred to in Clause 12.2(c)) if the Lender so requires, name (or be amended to name) the Lender as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Lender, but without the Lender thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(b)	name the Lender as loss payee with such directions for payment as the Lender may specify;

(c)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Lender shall be made (other than in respect of premiums due in relation to the Ship) without set-off, counterclaim or deductions or condition whatsoever;

(d)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Lender; and

(e)	provide that the Lender may make proof of loss if the Owner fails to do so.

12.5	Renewal of obligatory insurances. The Borrower shall procure that the Owner shall:

(a)	at least 14 days before the expiry of any obligatory insurance effected by it:

(i)	notify the Lender of the brokers (or the insurers) and any protection and indemnity or war risks association through or with whom the Owner proposes to renew that insurance and of the proposed terms of renewal; and

(ii)	seek the Lender’s approval to the matters referred to in paragraph (i) which shall be given within 5 Business Days of the Owner’s notice;

(b)	at least 7 days before the expiry of any obligatory insurance effected by it, renew the insurance in accordance with the Lender’s approval pursuant to paragraph (a); and

(c)	procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Lender in writing of the terms and conditions of the renewal.

12.6	Copies of policies; letters of undertaking (including waiver of broker’s lien). The Borrower shall procure that the Owner shall ensure that all approved brokers provide the Lender with pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew and with a letter or letters of undertaking in a form approved by the Lender and including undertakings by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 12.4;

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Lender in accordance with the said loss payable clause;

(c)	they will advise the Lender immediately of any material change to the terms of the obligatory insurances;

(d)	they will notify the Lender, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from the Owner or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Lender of the terms of the instructions; and

(e)	they will not set off against any sum recoverable in respect of a claim relating to the Ship under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of the Ship or otherwise, they waive any lien on the policies or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of the Ship forthwith upon being so requested by the Lender.

12.7	Copies of certificates of entry. The Borrower shall procure that the Owner shall ensure that any protection and indemnity and/or war risks associations in which the Ship is entered provides the Lender with:

(a)	a certified copy of the certificate of entry for the Ship;

(b)	a letter or letters of undertaking in a form which is customary in major marine insurance markets;

(c)	where required to be issued under the terms of insurance/indemnity provided by the Owner’s protection and indemnity association, a certified copy of each United States of America voyage quarterly declaration (or other similar document or documents) made by the Owner in relation to the Ship in accordance with the requirements of such protection and indemnity association; and

(d)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to the Ship.

12.8	Deposit of original policies. The Borrower shall procure that the Owner shall ensure that all policies relating to obligatory insurances effected by it are deposited with the approved brokers through which the insurances are effected or renewed.

12.9	Payment of premiums. The Borrower shall procure that the Owner shall punctually pay all premiums or other sums payable in respect of the obligatory insurances effected by it and produce all relevant receipts when so required by the Lender.

12.10	Guarantees. The Borrower shall procure that the Owner shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

12.11	Compliance with terms of insurances. The Borrower shall procure that the Owner shall not do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable thereunder repayable in whole or in part; and, in particular that:

(a)	the Owner shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 12.7(c) above) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Lender has not given its prior approval;

(b)	the Owner shall not make any changes relating to the classification or classification society or any manager or operator of the Ship unless approved by the underwriters of the obligatory insurances;

(c)	the Owner shall make all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)	the Owner shall not employ the Ship, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

12.12	Alteration to terms of insurances. The Borrower shall procure that the Owner shall neither make nor agree to any alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance.

12.13	Settlement of claims. The Borrower shall procure that the Owner shall not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or (subject as hereinafter provided) for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances Provided that the Lender shall not unreasonably withhold or delay its consent to the settlement of a claim by the Owner in respect of a Major Casualty (not constituting a Total Loss).

12.14	Provision of copies of communications. The Borrower shall procure that the Owner shall provide the Lender, at the time of each such communication, copies of all written communications (other than (unless specifically required by the Lender) communications of an entirely routine nature) between the Owner and:

(a)	the approved brokers; and

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters;

which relate directly or indirectly to:

(i)	the Owner’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between the Owner and any of the persons referred to in paragraphs (a) or (b) above relating wholly or partly to the effecting or maintenance of the obligatory insurances.

12.15	Provision of information. In addition, the Borrower shall procure that the Owner shall promptly provide the Lender (or any persons which it may designate) with any information which the Lender (or any such designated person) reasonably requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 12.16 below or dealing with or considering any matters relating to any such insurances;

and the Borrower shall, forthwith upon demand, indemnify the Lender in respect of all fees and other expenses reasonably incurred by or for the account of the Lender in connection with any such report as is referred to in paragraph (a) above Provided that so long as (i) no Event of Default or Potential Event of Default shall have occurred, (ii) there has been no change in the approved brokers or any protection and indemnity or war risks association through or with whom the Ship is insured, and (iii) there has been no material change in the obligatory insurances, the Borrower shall not be obliged to pay any fees and expenses in connection with more than one such report in any calendar year.

12.16	Mortgagee’s interest and additional perils insurances. The Lender shall maintain and renew all or any of the following insurances for such amounts (being in the case of paragraph (a) below for an amount equal to 110% of the Loan) and on such terms, conditions, through such insurers and generally in such manner as the Lender may from time to time consider appropriate:

(a)	a mortgagee’s interest marine insurance providing for the indemnification of the Lender for any losses under or in connection with any Finance Document which directly or indirectly result from loss of or damage to the Ship or a liability of the Ship or of the Owner, being a loss or damage which is prima facie covered by an obligatory insurance but in respect of which there is a non-payment (or reduced payment) by the underwriters by reason of, or on the basis of an allegation concerning:

(i)	any act or omission on the part of the Owner, of any operator, charterer, manager or sub-manager of the Ship or of any officer, employee or agent of the Owner or of any such person, including any breach of warranty or condition or any non-disclosure relating to such obligatory insurance;

(ii)	any act or omission, whether deliberate, negligent or accidental, or any knowledge or privity of the Owner, any other person referred to in paragraph (i) above, or of any officer, employee or agent of the Owner or of such a person, including the casting away or damaging of the Ship and/or the Ship being unseaworthy; and/or

(iii)	any other matter capable of being insured against under a mortgagee’s interest marine insurance policy whether or not similar to the foregoing; and

(b)	a mortgagee’s interest additional perils policy providing for the indemnification of the Lender against, among other things, any possible losses or other consequences of any Environmental Claim, including the risk of expropriation, arrest or any form of detention of the Ship, or the imposition of any Security Interest over the Ship and/or any other matter capable of being insured against under a mortgagee’s interest additional perils policy;

and the Borrower shall upon demand fully indemnify the Lender in respect of all premiums and other reasonable expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

12.17	Review of insurance requirements. The Lender shall be entitled to review after prior consultation with the Borrower the requirements of this Clause 12 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the Lender, significant and capable of affecting the Owner or the Ship and its or their insurance (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which the Owner may be subject).

12.18	Modification of insurance requirements. The Lender shall notify the Borrower and the Owner of any proposed modification under Clause 12.17 to the requirements of this Clause 12 which the Lender reasonably considers appropriate in the circumstances, and such modification shall take effect on and from the date it is notified in writing to the

Borrower and the Owner as an amendment to this Clause 12 and shall bind the Borrower accordingly.

12.19	Compliance with mortgagee’s instructions. The Lender shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require the Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Lender until the Owner implements any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 12.18 and the Borrower shall procure that the Owner complies with any such requirement.

12.20	Reinsurances Arrangements. If any of the obligatory insurances are placed by the Owner with Argosy (or any other captive insurance company), the Borrower shall procure that the whole of such cover shall be reinsured by Argosy (or the relevant captive insurance company) through brokers and with underwriters acceptable to the Lender.

13	SHIP COVENANTS

13.1	General. The Borrower also undertakes with the Lender to procure that the Owner shall comply with the following provisions of this Clause 13 at all times during the Security Period except as the Lender may otherwise permit (such permission not to be unreasonably withheld in the case of Clause 13.13).

13.2	Ship’s name, registration and sale. The Owner shall:

(a)	keep the Ship registered in its name as a Greek ship at the port of Piraeus and shall not do or allow to be done anything as a result of which such registration might be cancelled or imperilled;

(b)	not, without the prior written consent of the Lender (to be given upon such terms as the Lender shall impose, including, but not limited to provisions of alternative security on terms acceptable to the Lender) change the port of registry of the Ship Provided that the Ship’s name may be changed by the Owner but only after prior written notification to the Lender of the proposed name has been given with an undertaking to provide an updated transcript of register (or equivalent document) forthwith upon such change of name being effected; and

(c)	not, without the prior written consent of the Lender (to be given upon such terms as the Lender shall impose), sell, agree to sell or otherwise dispose of the Ship or any share therein. The Lender acknowledges that it shall not withhold its consent if it is satisfied that the proceeds of any such sale shall be sufficient to discharge the Secured Liabilities in full.

13.3	Repair and classification. The Owner shall keep the Ship in a good and safe condition and state of repair:

(a)	consistent with first-class ship ownership and management practice;

(b)	so as to maintain the highest class with a first-class classification society reasonably acceptable to the Lender, free of all overdue recommendations and conditions affecting class; and

(c)	so as to comply with all laws and regulations applicable to vessels registered on the Greek flag or to vessels trading to any jurisdiction to which the Ship may trade from time to time including, but not limited to, the ISM Code and the ISM Code Documentation.

13.4	Classification society undertaking. The Borrower shall procure that the Owner shall instruct the classification society of the Ship to do all or any of the following after the occurrence of an Event of Default or a Potential Event of Default (and procure that the classification society undertakes with the Lender at such time):

(a)	to send to the Lender, following receipt of a written request from the Lender, certified true copies of all original class records held by the classification society in relation to the Ship;

(b)	to allow the Lender (or its agents), at any time and from time to time, to inspect the original class and related records of the Owner and the Ship at the offices of the classification society and to take copies of them;

(c)	to notify the Lender immediately in writing if the classification society:

(i)	receives notification from the Owner or any person that the Ship’s classification society is to be changed; or

(ii)	becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of the Ship’s class under the rules or terms and conditions of the Owner’s or the Ship’s membership of the classification society;

(d)	following receipt of a written request from the Lender:

(i)	to confirm that the Owner is not in default of any of its contractual obligations or liabilities to the classification society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the classification society; or

(ii)	if the Owner is in default of any of its contractual obligations or liabilities to the classification society, to specify to the Lender in reasonable detail the facts and circumstances of such default, the consequences thereof, and any remedy period agreed or allowed by the classification society.

13.5	Modification. The Borrower shall procure that the Owner shall neither make any modification or repairs to, nor replacement of, the Ship or equipment installed on it which would or might materially alter the structure, type or performance characteristics of the Ship or materially reduce its value.

13.6	Removal of parts. The Borrower shall procure that the Owner shall neither remove any material part of the Ship, nor any item of equipment installed on the Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Lender and becomes on installation on the Ship the property of the Owner and subject to the security constituted by the relevant Mortgage Provided that the Owner may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship.

13.7	Surveys. The Borrower shall procure that the Owner shall submit the Ship regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Lender, provide the Lender with copies of all survey reports.

13.8	Inspection. The Borrower shall ensure that the Owner shall permit the Lender (by surveyors or other persons appointed by it for that purpose) to board the Ship at all reasonable times (but in any event without interfering in the ordinary trading of the Ship) to inspect its condition or to satisfy themselves about proposed or executed repairs or to prepare a survey report (at the cost of the Borrower) in respect of the Ship and shall afford all proper facilities for such inspections and reimburse the Lender for all costs and expenses incurred by it in connection with any such inspection Provided that so long as no Event of Default or Potential Event of Default shall have occurred the Borrower shall not be obliged to pay any fees and expenses in respect of more than one inspection of the Ship in any calendar year.

13.9	Prevention of and release from arrest. The Borrower shall procure that the Owner shall promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship, its Earnings or its Insurances other than such liens and claims arising in the ordinary course of business (which must in any event be discharged in accordance with best ship management practice);

(b)	all taxes, dues and other amounts charged in respect of the Ship, its Earnings or its Insurances; and

(c)	all other outgoings whatsoever in respect of the Ship, its Earnings or its Insurances;

and, forthwith upon receiving notice of the arrest of the Ship, or of its detention in exercise or purported exercise of any lien or claim, the Borrower shall procure that the Owner shall procure its release within 5 Business Days of receiving such notice by providing bail or otherwise as the circumstances may require.

13.10	Compliance with laws etc. The Borrower shall procure that the Owner and the Approved Manager shall:

(a)	comply, or procure compliance with, the ISM Code, all Environmental Laws and all other laws or regulations relating to the Ship, its ownership, operation and management or to the business of the Owner;

(b)	not employ the Ship nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including, but not limited to, the ISM Code; and

(c)	in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship to enter or trade to any zone which is declared a war zone by any government or by the Ship’s war risks insurers unless, in the case of such a zone where an additional premium would be payable, prior notification in writing to the Lender has been given and the Owner has (at its expense) effected any special, additional or modified insurance cover required by, and also notified to, the Lender.

13.11	Provision of information. The Borrower shall procure that the Owner shall promptly provide the Lender with any information which it requests (which request shall be reasonable prior to the occurrence of an Event of Default) regarding:

(a)	the Ship, its employment, position, engagements and its Insurances;

(b)	the Earnings and payments and amounts due to the master and crew of the Ship;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship and any payments made in respect of the Ship;

(d)	any towages and salvages; and

(e)	the Owner’s compliance, the Approved Manager’ compliance, or the compliance of the Ship, with the ISM Code;

and, upon the Lender’s request, provide copies of any current charter relating to the Ship, of any current charter guarantee and of the ISM Code Documentation.

13.12	Notification of certain events. The Borrower shall procure that the Owner shall immediately notify the Lender by fax, confirmed forthwith by letter, of:

(a)	any casualty which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which the Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not complied with in accordance with its terms;

(d)	any arrest or detention of the Ship, any exercise or purported exercise of any lien on the Ship or its Earnings or its Insurances or any requisition of the Ship for hire;

(e)	any intended dry docking of the Ship;

(f)	any Environmental Claim made against the Owner or in connection with the Ship, or any Environmental Incident;

(g)	any claim for breach of the ISM Code being made against the Owner and, to the extent that the Owner is aware of such claim, the Approved Manager or otherwise in connection with the Ship; or

(h)	any other matter, event or incident, actual or threatened the effect of which will or could lead to the ISM Code not being complied with;

and that the Owner shall keep the Lender advised in writing on a regular basis and in such detail as the Lender shall require of the Owner’s or any other person’s response to any of those events or matters.

13.13	Restrictions on chartering, appointment of managers etc. The Borrower shall procure that the Owner shall not without the prior written consent of the Lender (which shall not be unreasonably withheld in the case of paragraphs (a) and (b) below):

(a)	let the Ship on demise charter for any period;

(b)	enter into any time or consecutive voyage charter in respect of the Ship for a term which exceeds, or which by virtue of any optional extensions may exceed, 24 months;

(c)	charter the Ship otherwise than on bona fide arm’s length terms at the time when the Ship is fixed;

(d)	charter-in any vessel;

(e)	appoint a manager or managers of the Ship other than the Approved Manager or agree to any alteration to the terms of the Management Agreement or terminate, cancel or revoke the Management Agreement;

(f)	de-activate or lay up the Ship; or

(g)	put the Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $500,000 (or the equivalent in any other currency) unless that person has first given to the Lender in terms satisfactory to it a written undertaking not to exercise any lien on the Ship or its Earnings or its Insurances for the cost of such work or otherwise or other arrangements satisfactory to the Lender are made to ensure that no such lien will be exercised.

13.14	Notice of Mortgage. The Borrower shall procure that the Owner shall keep the Mortgage registered against the Ship as a valid first priority mortgage, carry on board the Ship a certified copy of the Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of the Ship a framed printed notice stating that the Ship is mortgaged by the Owner to the Lender.

13.15	Sharing of Earnings. The Borrower shall procure that the Owner shall not:

(a)	enter into any agreement or arrangement for the sharing of any Earnings;

(b)	enter into any agreement or arrangement for the postponement of any date on which any Earnings are due; the reduction of the amount of any Earnings or otherwise for the release or adverse alteration of any right of the Owner to any Earnings; or

(c)	enter into any agreement or arrangement for the release of, or adverse alteration to, any guarantee or Security Interest relating to any Earnings.

14	SECURITY COVER

14.1	Provision of additional security cover; prepayment of Loan. The Borrower undertakes with the Lender that, if the Lender notifies the Borrower that:

(a)	the market value (determined as provided below) of the Ship; plus

(b)	the net realisable value of any additional security (other than security over freely available cash deposits) previously provided under this Clause 14;

is below 120 per cent. of the aggregate of the Loan, any interest which has accrued on the Loan at the time the Lender applies the test in this Clause 14.1 and any amount which would be payable under Clause 20.1(b) if, at the time the Lender applies the test in this Clause 14.1, the Borrower was required to prepay the Loan on that date (less the amount of any freely available cash deposits provided as additional security under this Clause 14) the Borrower will, within 14 Business Days after the date on which the Lender’s notice is served, either:

(i)	provide, or ensure that a third party provides, additional security acceptable to the Lender which has a net realisable value at least equal to the shortfall and which, if it consists of or includes a Security Interest, covers such asset or assets and is documented in such terms as the Lender may approve or require; or

(ii)	prepay in accordance with Clause 7 such part (at least) of the Loan as will eliminate the shortfall.

14.2	Meaning of additional security. In Clause 14.1 “security” means a Security Interest over an asset or assets acceptable to the Lender (whether securing the Borrower’s liabilities under the Finance Documents or a guarantee in respect of those liabilities), or a guarantee, letter of credit or other security in respect of the Borrower’s liabilities under the Finance Documents.

14.3	Requirement for additional documents. The Borrower shall not be deemed to have complied with Clause 14.1(i) until the Lender has received in connection with the additional security certified copies of documents of the kinds referred to in paragraphs 3, 4 and 5 of Schedule 2 Part A and such legal opinions in terms acceptable to the Lender from such lawyers as they may select.

14.4	Valuation of Ship. The market value of the Ship at any date is that shown by taking the average of two valuations each prepared:

(a)	as at a date not more than 14 days previously;

(b)	by an Approved Broker appointed by the Lender;

(c)	with or without physical inspection of the Ship (as the Lender may require);

(d)	on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment; and

(e)	after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale.

14.5	Value of additional security. The net realisable value of any additional security which is provided under Clause 14.1 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 14.4.

14.6	Valuations binding. Any valuation under Clause 14.1(a), 14.4 or 14.5 shall, in the absence of manifest error, be binding and conclusive as regards the Borrower, as shall be any valuation which the Lender makes of a security which does not consist of or include a Security Interest.

14.7	Provision of information. The Borrower shall promptly provide the Lender and any shipbroker or expert acting under Clause 14.4 or 14.5 with any information which the Lender or the shipbroker or expert may reasonably request for the purposes of the valuation; and, if the Borrower fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the shipbroker or the Lender (or the expert appointed by them) consider prudent.

14.8	Payment of valuation expenses. Without prejudice to the generality of the Borrower’s obligations under Clauses 19.2, 19.3 and 20.3, the Borrower shall, on demand, pay the Lender the amount of the reasonable fees and expenses of any shipbroker or expert instructed by the Lender under this Clause and all legal and other expenses reasonably incurred by the Lender in connection with any matter arising out of this Clause 14 Provided that (i) so long as no Event of Default shall have occurred and is continuing and (ii) all valuations of the Ship commissioned by the Lender for the purposes of this Clause 14 confirm that the Borrower has satisfied the test in Clause 14.1, the Borrower shall not be obliged to pay any such fees and expenses in respect of more than 1 valuation of the Ship in any calendar year.

14.9	Frequency of Valuations. The Borrower acknowledges and agrees that:

(a)	the Lender may commission valuations of the Ship at such times as the Lender shall deem necessary and, in any event, not less often than twice during each 12-month period of the Security Period; and

(b)	if the Lender determines that the test in Clause 14 is not being satisfied at any time (on the basis of valuations of the Ship commissioned by the Lender pursuant to this Clause 14) or an Event of Default has occurred and is continuing, the Lender may commission such additional valuations of the Ship (all at the cost of the Borrower) as it may consider to be expedient.

15	PAYMENTS AND CALCULATIONS

15.1	Currency and method of payments. All payments to be made by the Borrower to the Lender under a Finance Document shall be made to the Lender:

(a)	by not later than 11:00 am (New York City time) on the due date:

(b)	in same day Dollar funds settled through the New York Clearing House Interbank Payment System (or in such other Dollar funds and/or settled in such other manner as the Lender shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement); and

(c)	to the account of the Lender with a bank in New York as the Lender may from time to time notify to the Borrower.

15.2	Payment on non-Business Day. If any payment by the Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day;

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

15.3	Basis for calculation of periodic payments. All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

15.4	Currency of Interest Payments. All payments of interest in respect of the Loan or any part thereof shall be made in Dollars.

15.5	Lender accounts. The Lender shall maintain an account showing the amounts owing to it by the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

15.6	Accounts prima facie evidence. If the account maintained under Clause 15.5 shows an amount to be owing by the Borrower or a Security Party to the Lender, that account shall be prima facie evidence that that amount is owing to the Lender.

16	APPLICATION OF RECEIPTS

16.1	Normal order of application. Except as any Finance Document may otherwise provide, any sums which are received or recovered by the Lender under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents (or any of them) in such order of application and/or such proportions as the Lender may specify by notice to the Borrower and the Security Parties;

(b)	SECONDLY: in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Lender, by notice to the Borrower and the Security Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 16.1(a); and

(c)	THIRDLY: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.

16.2	Variation of order of application. The Lender may (following the occurrence of an Event of Default or Potential Event of Default which is continuing), by notice to the Borrower and the Security Parties provide for a different manner of application from that set out in Clause 16.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

16.3	Notice of variation of order of application. The Lender may give notices under Clause 16.2 from time to time in respect of sums which may be received or recovered in the future.

16.4	Appropriation rights overridden. This Clause 16 and any notice which the Lender gives under Clause 16.2 shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any Security Party.

17	EARNINGS

17.1	Earnings. Until the occurrence of an Event of Default or a Potential Event of Default, all Earnings shall be freely available to the Borrower and/or the Owner. Following the occurrence of an Event of Default or a Potential Event of Default, the Earnings shall be paid to such account as the Lender may notify to the Borrower and the Owner.

17.2	Earnings and Retention Accounts. If the Owner enters into a charter of the Ship of the type referred to in Clause 10.18, the Borrower shall, promptly following the request of the Lender:

(a)	establish an earnings account with a bank acceptable to the Lender to which all the Earnings of the Ship shall be paid during the term of the charter;

(b)	establish a retention account with a bank acceptable to the Lender to which monthly transfers shall be made from the earnings account referred to at paragraph (a) in amounts to be advised by the Lender to the Borrower in writing; and

(c)	execute any documents which the Lender specifies to create in favour of the Lender a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the earnings account and the retention account referred to in this Clause 17.2.

18	EVENTS OF DEFAULT

18.1	Events of Default. An Event of Default occurs if:

(a)	the Borrower or any Security Party fails to pay when due or (if so payable) on demand any sum payable under a Finance Document or under any document relating to a Finance Document, save that such failure shall not constitute an Event of Default if (i) such failure is due to a bank payment transmission error and (ii) the Borrower or relevant Security Party remedies such failure within 2 Business Days of notice from the Lender; or

(b)	any breach occurs of Clause 8.2, 10.2, 10.3, 10.4, 11.2, 11.3, 11.4, 11.5, 12.2, 13.3, 13.9, 14.1, 17.1 or 17.2; or

(c)	any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b)) unless in the opinion of the Lender, such default is capable of remedy, and such default is remedied within 14 Business Days after written notice from the Lender requesting action to remedy the same; or

(d)	(subject to any applicable grace period specified in the Finance Document) any breach (which the Lender considers, in its discretion, to be material) by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a), (b) or (c)); or

(e)	any representation, warranty or statement (which the Lender considers, in its discretion, to be material) made by, or by an officer of, the Borrower or a Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made; or

(f)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person exceeding $200,000 (or the equivalent in any other currency) in aggregate:

(i)	any Financial Indebtedness of a Relevant Person is not paid when due or, if so payable, on demand; or

(ii)	any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)	a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)	any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or

(g)	any of the following occurs in relation to a Relevant Person:

(i)	a Relevant Person becomes unable to pay its debts as they fall due; or

(ii)	any assets of a Relevant Person are subject of any form of execution, attachment, sequestration or distress in respect of a sum of, or sums aggregating, $100,000 (or $500,000 in the case of the Borrower) or more or the equivalent in another currency; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)	a Relevant Person makes any formal declaration of bankruptcy or any formal statement to the effect that it is insolvent or likely to become insolvent, or a winding up or administration order is made in relation to a Relevant Person, or the members or directors of a Relevant Person pass a resolution to the effect that it should be wound up, placed in administration or cease to carry on business, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrower or the Owner which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Lender and effected not later than 3 months after the commencement of the winding up; or

(v)	a petition is presented in any Pertinent Jurisdiction for the winding up or administration, or the appointment of a provisional liquidator, of a Relevant Person unless, in the case of an involuntary petition, the petition is being contested in good faith and on substantial grounds and is dismissed or withdrawn within 30 days of the presentation of the petition; or

(vi)	a Relevant Person petitions a court, or presents any proposal for, any form of judicial or non-judicial suspension or deferral of payments, reorganisation of its debt (or certain of its debt) or arrangement with all or a substantial proportion (by number or value) of its creditors or of any class of them or any such suspension or deferral of payments, reorganisation or arrangement is effected by court order, contract or otherwise; or

(vii)	any meeting of the members or directors of a Relevant Person is summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iii), (iv), (v) or (vi); or

(viii)	in a Pertinent Jurisdiction other than England, any event occurs or any procedure is commenced which, in the opinion of the Lender, is similar to any of the foregoing; or

(h)	the Borrower or the Owner ceases or suspends carrying on its business or a part of its business which, in the opinion of the Lender, is material in the context of this Agreement; or

(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)	for the Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Lender considers material under a Finance Document; or

(ii)	for the Lender to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(j)	any consent necessary to enable the Owner to own, operate or charter the Ship or to enable the Borrower, the Owner or any Security Party to comply with any provision which the Lender considers material of a Finance Document or the Shipbuilding Contract is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(k)	it appears to the Lender that, without its prior consent, a change has occurred or probably has occurred after the date of this Agreement in the ultimate beneficial ownership of any of the shares in the Owner or a majority of the shares in either of the Approved Managers or in the ultimate control of the voting rights attaching to any of those shares; or

(l)	without the prior written consent of the Lender, any party (or parties acting in concert) other than members of the Tsakos family (either directly and/or through companies beneficially owned by the Tsakos family and/or trusts or foundations of which the Tsakos family are beneficiaries) acquires beneficial ownership or control of the voting rights of at least 50 per cent. of the issued share capital of the Borrower; or

(m)	the Borrower’s shares cease to be quoted on the New York Stock Exchange and/or members of the Tsakos family (either directly and/or through companies beneficially owned by the Tsakos family and/or trusts or foundations of which the Tsakos family are beneficiaries) own and control less than 20 per cent. of the issued share capital of the Borrower; or

(n)	any provision which the Lender considers material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(o)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

(p)	any other event occurs or any other circumstances arise or develop including, without limitation:

(i)	a change in the financial position, state of affairs or prospects of the Borrower or the Owner; or

(ii)	any accident or other event involving the Ship or another vessel owned, chartered or operated by a Relevant Person;

in the light of which the Lender considers that there is a material risk that the Borrower or the Owner is, or will later become, unable to discharge its or their liabilities under the Finance Documents as they fall due.

18.2	Actions following an Event of Default. On, or at any time after, the occurrence of an Event of Default:

(a)	the Lender may:

(i)	serve on the Borrower a notice stating that all obligations of the Lender to the Borrower under this Agreement are terminated; and/or

(ii)	serve on the Borrower a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)	take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii), the Lender is entitled to take under any Finance Document or any applicable law; and/or

(b)	the Lender may take any action which, as a result of the Event of Default or any notice served under paragraph (a) (i) or (ii), the Lender is entitled to take under any Finance Document or any applicable law.

18.3	Termination of Commitments. On the service of a notice under paragraph (a)(i) of Clause 18.2, all obligations of the Lender to the Borrower under this Agreement shall terminate.

18.4	Acceleration of Loan. On the service of a notice under paragraph (a)(ii) of Clause 18.2, the Loan, all accrued interest and all other amounts accrued or owing from the Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

18.5	Multiple notices; action without notice. The Lender may serve notices under paragraphs (a) (i) and (ii) of Clause 18.2 simultaneously or on different dates and it and/or the Lender may take any action referred to in that Clause if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

18.6	Exclusion of Lender’s liability. Neither the Lender nor any receiver or manager appointed by the Lender, shall have any liability to the Borrower or a Security Party:

(a)	for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset;

except that this does not exempt the Lender or a receiver or manager from liability for losses shown to have been caused by the gross negligence or the wilful misconduct of the Lender’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

18.7	Relevant Persons. In this Clause 18 a “Relevant Person” means the Borrower, a Security Party and any company which is a subsidiary of the Borrower or a Security Party or of which a Security Party is a subsidiary but excluding any company which is dormant and the value of whose gross assets is $50,000 or less.

18.8	Interpretation. In Clause 18.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 18.1(g) “petition” includes an application.

19	FEES AND EXPENSES

19.1	Arrangement and commitment fees. The Borrower shall pay to the Lender:

(a)	an arrangement fee of $52,000, such fee to be payable on the earlier of (i) the Drawdown Date and (ii) the last day of the Availability Period; and

(b)	only if the Loan has not been drawn down by 1 August 2003, a commitment fee at the rate of 0.45 per cent. per annum on the undrawn amount of the Loan, during the period commencing on 1 August 2003 and ending on the earlier of (i) the Drawdown Date and (ii) the last day of the Availability Period, such fee to be payable quarterly in arrears and on the last day thereof.

19.2	Costs of negotiation, preparation etc. The Borrower shall pay to the Lender on its demand the amount of all expenses reasonably incurred by the Lender in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.

19.3	Costs of variations, amendments, enforcement etc. The Borrower shall pay to the Lender, on the Lender’s demand, the amount of all expenses (which, in the case of (a), (b) and (c) below shall be reasonably incurred) by the Lender in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)	any consent or waiver by the Lender under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of any security provided or offered under Clause 14 or any other matter relating to such security; or

(d)	any step taken by the Lender concerned with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

19.4	Documentary taxes. The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Lender’s demand, fully indemnify the Lender against any liabilities and expenses resulting from any failure or delay by the Borrower to pay such a tax.

19.5	Certification of amounts. A notice which is signed by an officer of the Lender, which states that a specified amount, or aggregate amount, is due to the Lender under this Clause 19 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due save in the case of manifest error.

20	INDEMNITIES

20.1	Indemnities regarding borrowing and repayment of Loan. The Borrower shall fully indemnify the Lender, on the Lender’s demand in respect of all expenses, liabilities and losses which are incurred by the Lender, or which the Lender reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	the Loan not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period applicable to it or other relevant period;

(c)	any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 6);

(d)	the occurrence and/or continuance of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 18;

and in respect of any tax (other than tax on its overall net income) for which the Lender is liable in connection with any amount paid or payable to the Lender (whether for its own account or otherwise) under any Finance Document.

20.2	Breakage costs. Without limiting its generality, Clause 20.1 covers any liability, expense or loss, including a loss of a prospective profit, incurred by the Lender:

(a)	in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of the Loan and/or any overdue amount (or an aggregate amount which includes the Loan or any overdue amount); and

(b)	in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender) to hedge any exposure arising under this Agreement or that part which the Lender determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one Provided that the Lender shall take all reasonable steps to minimise losses arising under this paragraph (b).

20.3	Miscellaneous indemnities. The Borrower shall fully indemnify the Lender on its demands in respect of all claims, demands, proceedings, liabilities, taxes, losses and expenses of every kind (“liability items”) which may be made or brought against, or incurred by the Lender, in any country, in relation to:

(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Lender or by any receiver appointed under a Finance Document;

(b)	any other event, matter or question which occurs or arises at any time during the Security Period and which has any connection with, or any bearing on, any Finance Document, any payment or other transaction relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created (or intended to be created) by a Finance Document;

other than liability items which are shown to have been caused by the gross negligence or the wilful misconduct of the officers or employees of the Lender.

Without prejudice to its generality, Clause 20.4 covers any liability items which arise, or are asserted, under or in connection with any law relating to safety at sea, pollution or the protection of the environment.

20.4	Currency indemnity. If any sum due from the Borrower or any Security Party to the Lender under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against the Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment;

the Borrower shall indemnify the Lender against the loss arising when the amount of the payment actually received by the Lender is converted at the available rate of exchange into the Contractual Currency.

In this Clause 20.5 the “available rate of exchange” means the rate at which the Lender is able at the opening of business (Swiss time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 20.5 creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgement or order relating to those other liabilities.

20.5	Certification of amounts. A notice which is signed by an officer of the Lender, which states that a specified amount, or aggregate amount, is due to the Lender under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21	NO SET-OFF OR TAX DEDUCTION

21.1	No deductions. All amounts due from the Borrower under a Finance Document shall be paid:

(a)	without any form of set-off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.

21.2	Grossing-up for taxes. If the Borrower is required by law to make a tax deduction from any payment:

(a)	the Borrower shall notify the Lender as soon as it becomes aware of the requirement;

(b)	the Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises;

(c)	the amount due in respect of the payment shall be increased by the amount necessary to ensure that the Lender receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

21.3	Evidence of payment of taxes. Within 1 month after making any tax deduction, the Borrower shall deliver to the Lender documentary evidence satisfactory to the Lender that the tax had been paid to the appropriate taxation authority.

21.4	Exclusion of tax on overall net income. In this Clause 21 “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on the Lender’s overall net income.

21.5	Tax Credits. If the Lender receives for its own account a repayment, benefit or credit in respect of tax on account of which the Borrower has made an increased payment under Clause 21.2, it shall pay to the Borrower a sum equal to the proportion of the repayment, benefit or credit which the Lender allocates to the amount due from the Borrower in respect of which the Borrower made the increased payment but:

(a)	the Lender shall not be obliged to allocate to this transaction any part of a tax repayment, benefit or credit which is referable to a class or number of transactions;

(b)	nothing in this Clause 21.5 shall oblige the Lender to arrange its tax affairs in any particular manner, to claim any type of relief, credit, allowance or deduction instead of, or in priority to, another or to make any such claim within any particular time;

(c)	nothing in this Clause 21.5 shall oblige the Lender to make a payment which would leave it in a worse position than it would have been in if the Borrower had not been required to make a tax deduction from a payment; and

(d)	any allocation or determination made by the Lender under or in connection with this Clause 21.5 shall be conclusive and binding on the Borrower.

22	ILLEGALITY, ETC

22.1	Illegality. This Clause 22 applies if the Lender notifies the Borrower that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, a regulation;

for the Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

22.2	Notification and effect of illegality. On the Lender notifying the Borrower under Clause 22.1, the Lender’s obligation to make the Loan shall terminate; and thereupon or, if later, on the date specified in the Lender’s notice under Clause 22.1 as the date on which the notified event would become effective the Borrower shall prepay the Loan in accordance with Clause 7.

23	INCREASED COSTS

23.1	Increased costs. This Clause 23 applies if the Lender notifies the Borrower that it considers that as a result of:

(a)	the introduction or alteration after the date of this Agreement of a law, or a regulation or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender’s overall net income); or

(b)	the effect of complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Lender allocates capital resources to its obligations under this Agreement (including, without limitation, the implementation of any regulations which may replace those set out in the statement of the Basle Committee on Banking Regulations and Supervisory Practices dated July 1998 and entitled “International Convergence of Capital Measurement and Capital Structures”)) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, the Lender (or a parent company of it) has incurred or will incur an “increased cost”, that is to say,:

(i)	an additional or increased cost incurred as a result of, or in connection with, the Lender having entered into, or being a party to, this Agreement of funding or maintaining the Loan or performing its obligations under this Agreement, or of having outstanding all or any part of the Loan or other unpaid sums;

(ii)	a reduction in the amount of any payment to the Lender under this Agreement, or in the effective return which such a payment represents to the Lender, or on its capital;

(iii)	an additional or increased cost of funding or maintaining all or any of the advances comprised in a class of advances formed by or including the Loan or (as the case may require) the proportion of that cost attributable to the Loan; or

(iv)	a liability to make a payment, which is calculated by reference to any amounts received or receivable by the Lender under this Agreement;

but not an item attributable to a change in the rate of tax on the overall net income of the Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 20.1 or by Clause 21.

For the purposes of this Clause 23.1 the Lender may in good faith allocate or spread costs among its assets and liabilities (or any class thereof) on such basis as it considers appropriate.

23.2	Notification to Borrower of claim for increased costs. The Lender shall notify the Borrower of any increased cost resulting from the introduction, application, implication or alteration of any regulations which may replace those set out in the statement of the Basle Committee on Banking Regulations and Supervisory Practices referred to in Clause 23.1(b), 30 days prior to seeking compensation from the Borrower for the first time for such increased cost and consult with the Borrower during such 30-day period.

23.3	Payment of increased costs. The Borrower shall pay to the Lender, on its demand, the amounts which the Lender from time to time notifies the Borrower that it has specified to be necessary to compensate it for the increased cost.

23.4	Notice of prepayment. If the Borrower is not willing to continue to compensate the Lender for the increased cost under Clause 23.3, the Borrower may give the Lender not less than 14 Business Days’ notice of its intention to prepay the Loan at the end of an interest period.

23.5	Prepayment. A notice under Clause 23.3 shall be irrevocable; and on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalties) the Loan together with accrued interest thereon at the applicable rate plus the Margin.

23.6	Application of prepayment. Clause 7 shall apply in relation to the prepayment.

24	SET-OFF

24.1	Application of credit balances. The Lender may without prior notice but following the occurrence of an Event of Default which is continuing:

(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of the Lender in or towards satisfaction of any sum then due from the Borrower to the Lender under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of the Borrower;

(ii) convert or translate all or any part of a deposit or other credit balance into Dollars; and/or

(iii) enter into any other transaction or make any entry with regard to the credit balance which the Lender considers appropriate.

24.2	Existing rights unaffected. The Lender shall not be obliged to exercise any of its rights under Clause 24.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which the Lender is entitled (whether under the general law or any document).

24.3	No Security Interest. This Clause 24 gives the Lender a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of the Borrower.

25	TRANSFERS AND CHANGES IN LENDING OFFICES

25.1	Transfer by Borrower. The Borrower may not, without the consent of the Lender transfer any of its rights, liabilities or obligations under any Finance Document.

25.2	Assignment by the Lender. The Lender may assign all or any of the rights and interests which it has under or by virtue of the Finance Documents with the consent of the Borrower, such consent not to be unreasonably withheld or delayed.

25.3	Rights of assignee. In respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document, or any misrepresentation made in or in connection with a Finance Document, a direct or indirect assignee of any of the Lender’s rights or interests under or by virtue of the Finance Documents shall be entitled to recover damages by reference to the loss incurred by that assignee as a result of the breach or misrepresentation irrespective of whether the Lender would have incurred a loss of that kind or amount.

25.4	Sub-participation; subrogation assignment. The Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrower or any Security Party and the Lender may assign, in any manner and terms agreed by it, all or any part of those rights to an insurer or surety who has become subrogated to them.

25.5	Disclosure of information. The Lender may disclose to a potential assignee or sub-participant any information which the Lender has received in relation to the Borrower, any Security Party or their affairs under or in connection with any Finance Document, unless the information is clearly of a confidential nature or the Borrower otherwise agrees.

25.6	Change of lending office. The Lender may change its lending office and/or its booking office by giving notice to the Borrower and the change shall become effective on the later of:

(a)	the date on which the Lender receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

26	VARIATIONS AND WAIVERS

26.1	Variations, waivers etc. by Lender. Subject to Clause 26.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any of the Lender’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax or telex, by the Borrower and the Lender and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

26.2	Exclusion of other or implied variations. Except for a document which satisfies the requirements of Clauses 26.1, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Lender (or any person acting on its behalf) shall result in the Lender (or any person acting on its behalf) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by the Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law;

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

27	NOTICES

27.1	General. Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance

Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

27.2	Addresses for communications. A notice shall be sent:

(a)	to the Borrower:	Macedonia House 367 Syngrou Avenue 175 64 P. Faliro Athens Greece Fax No: + (30 210) 948 0710

(b)	to the Lender:	Sankt Annæ Plads 3 DK-1250 Copenhagen K. Denmark Fax No: + (45) 33 339666

or to such other address as the relevant party may notify the other.

27.3	Effective date of notices. Subject to Clauses 27.4 and 27.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

27.4	Service outside business hours. However, if under Clause 27.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time;

the notice shall (subject to Clause 27.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

27.5	Illegible notices. Clauses 27.3 and 27.4 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

27.6	English language. Any notice under or in connection with a Finance Document shall be in English.

27.7	Meaning of “notice”. In this Clause “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

28	SUPPLEMENTAL

28.1	Rights cumulative, non-exclusive. The rights and remedies which the Finance Documents give to the Lender are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

28.2	Severability of provisions. If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

28.3	Counterparts. A Finance Document may be executed in any number of counterparts.

28.4	Third party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

29	LAW AND JURISDICTION

29.1	English law. This Agreement shall be governed by, and construed in accordance with, English law.

29.2	Exclusive English jurisdiction. Subject to Clause 29.3, the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

29.3	Choice of forum for the exclusive benefit of the Creditor Parties. Clause 29.2 is for the exclusive benefit of the Lender, which reserves the right:

(a)	to commence proceedings in relation to any matter which arises out of or in connection with this Agreement in the courts of any country other than England and which have or claim jurisdiction to that matter; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Borrower shall not commence any proceedings in any country other than England in relation to a matter which arises out of or in connection with this Agreement.

29.4	Process agent. The Borrower irrevocably appoints HFW Nominees Limited at its registered office for the time being, presently at Marlow House, Lloyds Avenue, London EC3N 3AL, England, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement.

29.5	Lender’s rights unaffected. Nothing in this Clause 29 shall exclude or limit any right which the Lender may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

29.6	Meaning of “proceedings”. In this Clause 29, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

AS WITNESS the hands of the duly authorised officers or attorneys of the parties the day and year first before written.

SCHEDULE 1

DRAWDOWN NOTICE

To:	Danish Ship Finance (Danmarks Skibskreditfond) Sankt Annæ Plads 3 DK-1250 Copenhagen K. Denmark

[•] May 2003

Attention:        Loans Administration

DRAWDOWN NOTICE

1	We refer to the loan agreement dated [•] May 2003 (the “Loan Agreement”) and made between us, as Borrower, and you as Lender in connection with a facility of US$26,000,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2	We request to borrow as follows:

(a)	Amount: US$26,000,000;

(b)	Drawdown Date: [ ] 2003;

(c)	Duration of the first Interest Period shall be [ ] months; and

(d)	Payment instructions : account in the name of [ ] and numbered [ ] with [ ] of [ ].

3	We represent and warrant that:

(a)	the representations and warranties in Clause 9 of the Loan Agreement and in the other Finance Documents would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing;

(b)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Loan; and

(c)	we are not aware of any circumstances which may on the Drawdown Date prevent us from satisfying all the conditions precedent as provided for by Part B of Schedule 2 to the Loan Agreement.

4	This notice cannot be revoked without the prior consent of the Lender.

5	We authorise you to deduct the arrangement fee and any accrued commitment fee referred to in Clause 19 from the amount of the Loan.

6	Subject to Clause 20 of the Loan Agreement, if for any reason (beyond your direct control) this Loan is not disbursed, we hereby accept to pay and indemnify you on demand for all costs and losses incurred by you in connection with the unwinding of any funding arrangement. This is without prejudice to our rights under the Loan Agreement.

7	Clause 29 of the Loan Agreement shall apply mutatis mutandis to this Drawdown Notice.

[Name of Signatory]

-----------------------------------

for and on behalf of

Tsakos Energy Navigation Limited

SCHEDULE 2

CONDITION PRECEDENT DOCUMENTS

PART A

The following are the documents referred to in Clause 8.1(a) required before service of the Drawdown Notice.

1	A duly executed original of:

(a)	this Agreement; and

(b)	the Guarantee.

2	Certified true and complete and up to date copies of the certificate of incorporation and constitutional documents of the Borrower, the Owner and the Approved Manager and up to date original goodstanding certificates in respect of each of the Borrower, the Owner and the Approved Manager.

3	Certified true and complete and up to date copies of resolutions of directors of the Borrower and the Owner authorising the execution of each of the Finance Documents to which the Borrower or the Owner is a party.

4	The original of any power of attorney under which any Finance Document is executed on behalf of the Borrower or the Owner.

5	Certified true and complete and up to date copies of all consents which the Borrower or the Owner requires to enter into, or make any payment under, any Finance Document.

6	A certified true, complete and up to date copy of the Shipbuilding Contract.

7	A certified true, complete and up to date copy of the Management Agreement and a duly executed original of the Manager’s Undertaking.

8	Documentary evidence that the agent for service of process named in Clause 29.4 has accepted its appointment.

9	If the Lender so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Lender.

PART B

The following are the documents, referred to in Clause 8.1(b) required before the Drawdown Date:

1	Evidence, satisfactory to the Lender, that arrangements have been made with the Builder (and the Builder’s bank) to protect the Lender’s right to repayment of the Loan between the Drawdown Date and the date of delivery of the Ship under the Shipbuilding Contract.

2	A duly executed original of the Mortgage and the General Assignment relating to the Ship and, if the Ship is insured through Argosy, a duly executed original of the Reinsurances Assignment relative to the Ship (and of each document required to be delivered by each of them) (or, in the case of the Mortgage, evidence satisfactory to the

Lender that the Mortgage will be executed simultaneously with the delivery of the Ship pursuant to the Shipbuilding Contract).

3	Documentary evidence that on the delivery of the Ship to the Owner pursuant to the Shipbuilding Contract:

(a)	the Ship will have been unconditionally delivered by the Builder to, and accepted by, the Owner under the Shipbuilding Contract, and the full purchase price payable under the Shipbuilding Contract will have been duly paid;

(b)	the Ship will be definitively and permanently registered in the name of the Owner under Greek flag at the Port of Piraeus;

(c)	the Ship will be in the absolute and unencumbered ownership of the Owner save as contemplated by the Finance Documents;

(d)	the Ship will maintain the class with a first class classification society reasonably acceptable to the Lender free of all overdue recommendations and conditions of such classification society affecting class;

(e)	the Mortgage will be duly registered against the Ship as a valid first preferred Greek ship mortgage in accordance with the laws of Greece; and

(f)	the Ship will be insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with.

4	Certified true and complete up to date copies of all documents to be delivered by the Builder to the Owner pursuant to Article VII of the Shipbuilding Contract.

5	Certified true and complete copies of the following documents:

(a)	the Safety Construction, Safety Equipment, Safety Radio and Load Line certificates in respect of the Ship;

(b)	the Certificate of Financial Responsibility issued pursuant to the United States Oil Pollution Act 1990; and

(c)	the document of compliance of the Approved Manager and the safety management certificate in respect of Ship, each issued pursuant to the ISM Code.

6	Favourable legal opinions from lawyers appointed by the Lender on such matters concerning the laws of England and Wales, Bermuda, Panama and Greece and such other relevant jurisdictions as the Lender may require.

7	At the cost of the Borrower, a favourable opinion from an independent insurance consultant acceptable to the Lender on such matters relating to the insurances for the Ship as the Lender may require.

8	In respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Lender.

All certified copies of documents as specified in Part A and Part B above shall be certified by a director, officer or secretary of the Borrower.

SCHEDULE 3

FORM OF COMPLIANCE CERTIFICATE

To:	Danish Ship Finance (Danmarks Skibskreditfond) Sankt Annæ Plads 3 DK-1250 Copenhagen K. Denmark

[•] 200[•]

Dear Sirs,

We refer to a loan agreement dated May 2003 (the “Loan Agreement”) made between (1) Tsakos Energy Navigation Limited as borrower and (2) yourselves as lender.

Words and expressions defined in the Loan Agreement shall have the same meaning when used in this compliance certificate.

We enclose with this certificate a copy of the unaudited consolidated accounts for the Borrower’s Group for the 6-month period ended [•]. The accounts (i) have been prepared in accordance with all applicable laws and USGAAP all consistently applied, (ii) give a true and fair view of the state of affairs of the Borrower’s Group at the date of the accounts and of its profit for the period to which the accounts relate and (iii) fully disclose or provide for all significant liabilities of the Borrower’s Group.

We also enclose copies of the valuations of all the vessels owned by the Borrower and its wholly-owned subsidiaries which were used in calculating the Market Value Adjusted Total Assets of the Borrower’s Group as at [•].

The Borrower represent that no Event of Default or Potential Event of Default has occurred as at the date of this certificate [except for the following matter or event [set out all material details of matter or event]]. In addition as of [•], the Borrower confirms compliance with the financial covenants set out in Clause 11.5 of the Loan Agreement for the 6 months ending as of the date to which the enclosed accounts are prepared.

We now certify that, as at [•]:

(a)	the ratio of Total Liabilities to Market Value Adjusted Total Assets of the Borrower’s Group is [•]; and

(b)	the Liquid Assets of the Borrower’s Group are $[•].

This certificate shall be governed by, and construed in accordance with, English law.

[•] (Chief Financial Officer of Tsakos Energy Navigation Limited Shipping Company)

EXECUTION PAGE

THE BORROWER

SIGNED by	)
for and on behalf of	)
TSAKOS ENERGY NAVIGATION	) /s/ JONATHAN CAMPBELL
LIMITED	)
in the presence of:	)

THE LENDER

SIGNED by	)
for and on behalf of	)
DANISH SHIP FINANCE	) /s/ J. STAHL
(DANMARKS SKIBSKREDITFOND))
in the presence of:	)